China Wi-Max                                              DENVER TOWER
                                                          1905 Sherman Street
                                                          Suite 335
                                                          Denver, Colorado 80203
                                                            Office: 303-993-8028
                                                                    800-830-1978
                                                                    303-993-8172
                                                                    888-220-8527
                                                             www.chinawi-max.com


   Frank Ventura Joins China Wi-Max Communications as Chief Financial Officer

DENVER, Sept. 23 /PRNewswire-FirstCall/ -- China Wi-Max Communications, Inc. (OTC Bulletin Board: CHWM - News), a world-class telecommunications and IP transport company with operations in mainland China, today announced that Frank Ventura has joined the Company's executive management team as Chief Financial Officer.

Mr. Ventura brings to the Company over 25 years of accounting, management, merger and acquisition experience in the telecom industry. Mr. Ventura was formerly Chief Accounting Officer for Sprint, where he was responsible for all audits, accounting systems, and SEC reporting. He also played a key role in the execution of Sprint's global acquisition strategy, which brought over 145 companies under that telecommunications giant's corporate umbrella.

"Frank has already enhanced the accounting platform in our Beijing offices, providing China Wi-Max with a more streamlined reporting system that is critical to the successful execution of our business plan," commented Steven T. Berman, President and Chief Executive Officer of China Wi-Max Communications. "Our ability to attract a financial executive with his extensive global experience illustrates the compelling nature of the opportunity available to our Company in China and other countries in Asia. We believe Frank's accomplishments during his financial career in the telecommunications industry adds greatly to the maturity and world-class nature of the management team that has been brought together to leverage the revenue potential of the licenses, fiber optic network and critical relationships already in place in Beijing and other Chinese cities."

About China Wi-Max Communications, Inc.

China Wi-Max Communications, Inc. (CWMC), a world-class telecommunications and IP transport company, was formed to take advantage of the rapidly expanding wireless communications needs in China. The goal of China Wi-Max Communications is to become the premier provider of Wi-Max broadband technology and allied services in the Chinese market. Building on world-class technical experience and proven management skills, China Wi-Max Communications is approaching its market with the tools that experience suggests are necessary to achieve success.

The Company is headquartered in Denver, Colorado and its common stock is listed on the OTC Bulletin Board under the symbol "CHWM." For additional information, please visit the Company's website at www.chinawi-max.com.

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Safe Harbor Statement

This press release contains forward-looking statements that involve risks and uncertainties. The statements of this Summary Overview are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results, events and performances could vary materially from those contemplated by these forward-looking statements. These statements involve known and unknown risks and uncertainties, which may cause the Company's actual results, expressed or implied, to differ materially from expected results. These risks and uncertainties include, among other things, product demand and market competition. You should independently investigate and fully understand all risks before making an investment decision.